September 30, 2019

Monopar Therapeutics Inc.
1000 Skokie Blvd., Suite 350
Wilmette, Illinois 60091

Ladies and Gentlemen:

We have acted as counsel for Monopar Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-233303 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of up to 5,111,112 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes 666,667 shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement (the “Shares”). The Shares shall also include any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and JonesTrading Institutional Services LLC, as representative of the underwriters named therein.

We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. We have assumed that the Shares will be sold at a price and on terms authorized by the Board of Directors of the Company, or the Pricing Committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware.

Based on the foregoing, subject to the qualifications stated herein, we are of the opinion that when the Shares have been sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP